Exhibit 99

           ConocoPhillips Fourth-Quarter 2005 Interim Update

    HOUSTON--(BUSINESS WIRE)--Jan. 5, 2006--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the fourth quarter of 2005. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on Jan. 25, 2006.

    Highlights - Fourth-Quarter 2005 vs. Third-Quarter 2005

    --  Exploration and Production

        --  Lower crude oil prices.

        --  Higher natural gas prices.

        --  Higher worldwide production, as expected.

        --  Significantly higher exploration expenses.

    --  Refining and Marketing

        --  Lower worldwide refining margins.

        --  Higher U.S. and international marketing margins.

        --  Lower worldwide capacity utilization rate in the high
            80-percent range, including hurricane impacts.

        -- Increased turnaround activity and hurricane-related maintenance costs.

    --  LUKOIL Investment

        --  Ownership of 16.1 percent at year end.

    --  Midstream / Chemicals

        -- Midstream results expected to be higher than previous quarter, including a gain from Duke Energy Field Services' formation of a master limited partnership.

        -- Chemicals results anticipated to be higher than previous quarter.

    --  Corporate

        --  Debt balance of approximately $12.5 billion.

    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as to the effect of pricing lags. During the fourth quarter, the domestic gas differentials between the company's primary production areas and the Henry Hub market indicator widened.



Market Indicators

                                                  4Q  vs. 3Q
                               4Q 2005   3Q 2005     2005    4Q 2004
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Dated Brent ($/bbl)            $56.90     61.54     (4.64)    44.00
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WTI ($/bbl)                     59.99     63.05     (3.06)    48.29
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ANS USWC ($/bbl)                57.87     60.79     (2.92)    42.61
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Henry Hub first of month
 ($/mcf)                        13.00      8.53      4.47      7.07
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                                                       Source: Platts


    The company expects fourth-quarter crude oil and natural gas production to be 1.6 million barrels of oil equivalent (BOE) per day and full-year 2005 production to be 1.56 million BOE per day. These production estimates include Syncrude, but exclude LUKOIL.
    Fourth-quarter production will be higher than that of the previous quarter as a result of maintenance completed during the third quarter in the North Sea, as well as the prior quarter impact of unplanned downtime and seasonality in Alaska.
    The partner-operated Ursa field currently is producing at approximately 80 percent of pre-Hurricane Katrina production levels, or 15,000 net barrels per day. The company-operated Green Canyon field remains shut-in for hurricane-related repairs, with minimal production impact of approximately 1,000 barrels per day. Both fields are expected to return to normal production levels in the first quarter of 2006.
    Fourth-quarter exploration expenses are expected to be approximately $220 million, primarily due to increased dry-hole costs, leasehold impairments and other exploration activity. Full-year exploration expenses are anticipated to be about $650 million.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. In addition, the company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below.



Market Indicators ($/bbl)

                                                  4Q vs. 3Q
                               4Q 2005   3Q 2005     2005    4Q 2004
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Refining Margins
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  East Coast WTI 3:2:1          $ 9.32     14.81     (5.49)    5.73
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  Gulf Coast WTI 3:2:1           10.27     17.42     (7.15)    4.09
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  Mid-Continent WTI 3:2:1        11.93     17.06     (5.13)    5.52
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  West Coast ANS 3:2:1           16.29     26.61    (10.32)   17.25
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  Weighted U.S. 3:2:1            11.69     18.51     (6.82)    7.24
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  NW Europe Dated Brent 3:1:2    13.68     16.53     (2.85)   15.24
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WTI/Maya differential (trading
 month)                          16.75     15.48      1.27    15.99
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U.S. Wholesale Gasoline
 Marketing                        3.98      0.42      3.56     1.97
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                                                       Source: Platts


    Worldwide refining margins for the fourth quarter are expected to be significantly lower than the third quarter, as indicated in the table above. Despite continued strong heavy-light crude oil differentials, refining margins decreased below pre-hurricane levels. Worldwide marketing margins improved over those in the third quarter. Turnaround costs are expected to be approximately $90 million before-tax. Hurricane-related maintenance expenditures for the quarter are estimated to be $100 million before-tax, excluding insurance accruals discussed below.
    The company's average crude-oil refining capacity utilization rate for the fourth quarter is expected to be lower, in the high 80-percent range, primarily as a result of the impact of Hurricanes Katrina and Rita on the company's Gulf Coast refining capacity.
    ConocoPhillips' 247,000-barrel-per-day Alliance refinery located in Belle Chasse, La., has begun the restart process, with partial operations expected in late January and full operations around the end of the first quarter.

    Corporate/Other

    The company's debt balance at the end of the fourth quarter is expected to be approximately $12.5 billion. The average diluted shares outstanding during the fourth quarter is expected to be 1,407 million shares.
    Other items affecting the quarter include approximately $55 million in environmental and legal accruals. Increased mutual insurance premiums incurred during the quarter are expected to be substantially offset by insurance recoveries recognized in the same period. The majority of these expenses will be reported in the operating segment results.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' main business segments: exploration and production, refining and marketing, midstream and chemicals. There also are forward-looking statements about the impact of Hurricanes Katrina and Rita on ConocoPhillips' main business segments; ConocoPhillips' expected crude oil, natural gas and natural gas liquids production and prices; expected exploration expenses; weighted worldwide refining margins; worldwide marketing margins; refinery utilization rates; turnaround costs; balance sheet debt level; average diluted shares outstanding; and insurance, legal and environmental accruals. These statements are based on activity from operations for the first two months of the fourth quarter of 2005 and include estimated results for December, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the fourth quarter of 2005 on Jan. 25, 2006, may differ materially from the estimates given in this update.
    Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters, as set forth in the company's filings with the Securities and Exchange Commission, that could cause the stated expectation or belief to differ materially from that stated in this update. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "includes Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.



    CONTACT: ConocoPhillips